EXHIBIT 99.1

For Immediate Release

Contact Info:

Candace Clemens	Avi Dines
Progress Software Corp.	Schwartz Communications, Inc.
781-280-4101	781-684-0770
cclemens@progress.com	progress@schwartz-pr.com

PROGRESS SOFTWARE COMPLETES ACQUISITION
OF EXCELON CORPORATION

Bedford, Mass.––December 19, 2002––Progress Software Corporation (Nasdaq: PRGS), a leading supplier of technology for building business applications, today announced the completion of its acquisition of eXcelon Corporation (Nasdaq: EXLN), a leader in XML and data management software, at a price of $3.19 per share. eXcelon shareholders approved the sale of the company to Progress Software at a special shareholders’ meeting held yesterday at eXcelon’s headquarters in Burlington, Mass. As a result of the acquisition, eXcelon’s common stock will be deregistered with the Securities and Exchange Commission and delisted from the Nasdaq Stock Market. Letters of transmittal regarding procedures to exchange eXcelon common stock for payment of the merger consideration will be sent to former eXcelon stockholders in the near future.

“Progress Software Corporation creates and delivers industry-leading technologies that enable our customers to build, deploy, manage, and integrate powerful e-business applications,” said Joseph Alsop, chief executive officer of Progress Software Corporation (PSC). “By combining forces with eXcelon, we can offer advanced products in the XML database, XML tools and object database markets. Our customers are particularly enthused by the approach our Sonic Software subsidiary offers for application integration. The acquisition of eXcelon strengthens Sonic’s Enterprise Service Bus (ESB) and will allow us to provide the ideal software platform for all levels of distributed, standards-based integration.”

On October 21, Progress announced the signing of a definitive agreement to acquire eXcelon. With this acquisition, Progress adds eXcelon’s customers, which include market leaders in telecommunications, financial services, retail and manufacturing, to its established base of tens of thousands of customers and partners worldwide who use PSC technology to deliver the world’s best business applications.

About Progress Software Corporation

Founded in 1981, Progress Software Corporation, or PSC (Nasdaq: PRGS) is the parent organization for the Progress Company operating unit, Sonic Software Corporation, NuSphere Corporation, and PeerDirect Corporation. PSC provides industry-leading technologies for all aspects of e-business development, deployment, integration and management. Progress Software Corporation is headquartered in Bedford, MA, and can be reached at +1-781-280- 4000 or on the Web at www.progress.com.

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Safe Harbor Statement

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders, the timely release of enhancements to the company’s products, the growth rates of certain market segments, the positioning of the company’s products in those market segments, market acceptance of the application service provider distribution model, variations in the demand for customer service and technical support, pricing pressures and the competitive environment in the software industry, business and consumer use of the Internet, and the company’s ability to penetrate international markets and manage its international operations. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.